Exhibit 10.4

MANAGEMENT SERVICES AGREEMENT

BY AND AMONG

AQUASITION LLC AND AQUASITION II LLC,

COLLECTIVELY, AS THE SERVICES RECIPIENT

AND

W&T OFFSHORE, INC.,

AS THE SERVICES PROVIDER

DATED AS OF MAY 19, 2021

AND EFFECTIVE AS OF APRIL 1, 2021

Table of Contents

Article I MANAGEMENT SERVICES2

Certain Definitions2

Management Services6

[Intentionally Omitted]8

General8

Insurance10

Settlement of Claims and Lawsuits10

Monthly Reports and Other Requested Information11

Notice of Services Provider Default12

Article II PAYMENTS; SALE OF HYDROCARBONS12

LOE Payments12

Midstream Expenditure Payments13

Billings and Payments; Set-Off13

Land Costs14

Article III FORCE MAJEURE15

Suspension of Performance15

Force Majeure Events15

Strikes; Lockouts15

Response to Force Majeure Events15

Emergencies15

Article IV TERM; TERMINATION15

Term15

Services Provider Default16

Termination16

[Intentionally Omitted]17

Services Provider to Cooperate17

Article V NOTICES18

Addresses for Notice18

Article VI MISCELLANEOUS20

Assignment20

Entire Agreement20

Governing Law; Venue; Waiver of Jury Trial20

Headings; Captions21

References21

Counterparts21

Waivers; Rights Cumulative21

Severability21

Third Party Beneficiaries22

Compliance with Section 409A of Code.22

Confidentiality22

(i)

Joint Preparation; Costs23

Interpretation23

Conflicts24

EXHIBITS AND SCHEDULES

Exhibit A – Oil and Gas Properties (Omitted)

Exhibit B – Management Services

Exhibit C – Deferred Production Report (Omitted)

Schedule 2.3(c) – Hydrocarbon Purchase Agreements (Omitted)

(ii)

MANAGEMENT SERVICES AGREEMENT

THIS MANAGEMENT SERVICES AGREEMENT (this “Agreement”), dated as of May 19, 2021, but effective for all purposes as of April 1, 2021 (the “Effective Date”), is by and among AQUASITION LLC, a Delaware limited liability company (“A-I LLC”), AQUASITION II LLC, a Delaware limited liability company (“A-II LLC”, and together with A-I LLC, collectively, the “Services Recipient”), and W&T OFFSHORE, INC., a Texas corporation (the “Services Provider”). The Services Provider and the Services Recipient may be separately referred to herein as a “Party” and collectively as the “Parties.”

RECITALS

A.	A-I LLC owns working interests in certain oil and gas properties located in state and federal waters in Mobile Bay, Alabama, described on Exhibit A, which it acquired as of the Effective Date from the Services Provider pursuant to the Upstream Assignment (as defined herein) (such interests are collectively referred to as the “Oil and Gas Properties”).

B.	A-II LLC owns certain midstream assets located in and near Mobile Bay, Alabama, which it acquired as of the Effective Date from the Services Provider, which midstream assets service the Oil and Gas Properties and which it acquired as of the Effective Date from the Services Provider pursuant to the Midstream Assignment (as defined herein) (such assets, the “Midstream Assets”).

C.	The Services Provider, as Seller (in such capacity, “Seller”), and A-I LLC, as Buyer (in such capacity, “Buyer”), entered into that certain Transition Services Agreement dated as of the Effective Date (as may be amended, restated and/or otherwise supplemented, from time to time, the “TSA”) pursuant to which Seller has agreed to provide Buyer with “Transition Services” (as defined in the TSA) related to the ownership, management, development, and operation of the Oil and Gas Properties including the Management Services described below.

D.	The Services Recipient wishes to engage the Services Provider as an independent contractor to provide, directly or indirectly, the Management Services (as defined herein) related to the ownership, management, development, and operation of the Oil and Gas Properties and the Midstream Assets, subject to and upon the terms and conditions of this Agreement.

E.	The Services Provider wishes to provide the Management Services as an independent contractor to Services Recipient, subject to and upon the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises, the terms and provisions set forth herein, the mutual benefits to be derived from the performance hereof and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I
MANAGEMENT SERVICES

1.1  Certain Definitions.

Capitalized terms used and not otherwise defined herein shall have the respective meanings given thereto in the Services Recipient Credit Facility.  In addition, the following definitions shall apply wherever appearing in this Agreement:

(a)	“A-I LLC” is defined in the first paragraph of this Agreement.

(b)	“A-II LLC” is defined in the first paragraph of this Agreement.

(c)	“AFE” is defined in Section (e).

(d)	“Affiliates” means as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (i) vote 10% or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of such Person or (ii) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise. The term “Affiliated” has a correlative meaning. For all purposes of this Agreement, the (i) Services Recipient shall be deemed not to be an Affiliate of the Services Provider and (ii) Services Provider shall be deemed not to be an Affiliate of the Services Recipient.

(e)	“Agreement” is defined in the first paragraph of this Agreement.

(f)	“Btu” means British Thermal units, a measure of heating value.

(g)	“Business Day” means any day other than a Saturday, a Sunday, or a holiday on which commercial banks in Houston, Texas are closed.

(h)	“Buyer” is defined in Recital C.

(i)	“Code” means the Internal Revenue Code of 1986, as amended.

(j)	“Credit Event” means, with respect to the Services Provider: (i) the filing of a voluntary bankruptcy petition by such Person; (ii) the filing of an involuntary bankruptcy petition against such Person, which petition is confirmed or is not dismissed within 60 days following its filing; (iii) the attachment by a creditor of any material property of such Person; or (iv) the foreclosure, acceptance of a deed-in-lieu or analogous event by a secured creditor holding a Lien on any material property of such Person.

(k)	“Damages” is defined in Section (i).

(l)	“Decommissioning” means all decommissioning, dismantlement and removal activities and obligations with respect to the Oil and Gas Properties and the Midstream Assets as are required by laws, leases, contracts or easements associated with the Oil and Gas Properties and the Midstream Assets, this Agreement or any Governmental Authority and further including all well plugging, replugging and abandonment, dismantlement and removal of buildings, facilities, pipelines and flowlines and all other assets of any kind related to or associated with operations or activities conducted on the Oil and Gas Properties and the Midstream Assets; and associated site clearance, site restoration and site remediation on the Oil and Gas Properties and the Midstream Assets.

(m)	“Designated Representative of the Services Recipient” means Antoine Gautreaux (Vice President, Production), until such time as the Services Recipient designates, in writing, a successor.

(n)	“Effective Date” is defined in the first paragraph of this Agreement.

(o)	“Force Majeure Event” is defined in Section 0.

(p)	“Hydrocarbon Purchase Agreements” means those certain Hydrocarbon purchase and sale agreements set forth on Schedule 2.3(c), with respect to A-I LLC’s Hydrocarbon production attributable to the Oil and Gas Properties.

(q)	“Hydrocarbon Gathering and Processing Agreements” means those certain Hydrocarbon gathering, processing and transportation agreements set forth on Schedule 2.3(c), with respect to gathering, processing and transportation agreements between A-II LLC and producers and shippers on A-II LLC’s Gathering and Processing System.

(r)	“Hydrocarbons” means, collectively, oil, gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate and all other liquid or gaseous hydrocarbons and related minerals and all products therefrom, in each case whether in a natural or a processed state.

(s)	“Land Costs” means costs, expense, charges or Third Party net revenues under any oil and gas lease which is part of the Oil and Gas Properties with respect to any royalties, delay rentals, minimum royalties, shut-in royalties, Third Party working interests or other similar costs, expenses, charges or Third Party net revenues with respect thereto. For clarity, no cost, expense or charge (such as lease acquisition bonus payments) properly characterized as a Capital Expenditure shall be included in Land Costs.

(t)	“Lender” means the lender under the Services Recipient Credit Facility.

(u)	“LOE” is defined in Section 0.

(v)	“Management Services” is defined in Exhibit B.

(w)	“Midstream Assets” is defined in Recital B.

(x)	“Midstream Assignment” means that certain Assignment and Bill of Sale (Midstream Assets) between W&T Offshore, Inc., as Assignor, and A-II, LLC, as Assignee, dated as of the date hereof.

(y)	“Midstream Expenditures” is defined in Section 0.

(z)	“MMBtu” means one million Btu.

(aa)	“Oil and Gas Properties” is defined in Recital A.

(bb)	“Party” and “Parties” is each defined in the first paragraph of this Agreement.

(cc)	“Person” means an individual, an estate or a corporation, general or limited partnership, joint venture, limited liability company, trust, association, Governmental Authority or any other entity.

(dd)	“Physical Hedge Contract” means any physical commodity purchase and sale agreement with a fixed price or index-based price between A-I LLC and a Third Party.

(ee)	“Physically Hedged Volumes” means the volumes of gas or other Hydrocarbons that A-I LLC is required to sell and deliver under any Physical Hedge Contract, if applicable.

(ff)	“Production Handling Agreement” means that certain Production Handling Agreement, dated as of the date hereof, among A-I LLC, A-II LLC and, solely with respect to the limited obligations set forth therein, Services Provider, as the same may be amended from time to time.

(gg)	“Records” means all books and records, files, data, correspondence, reports, geologic, geophysical and seismic data (including raw data and any interpretative data or information, relating to such geologic, geophysical and seismic data) and other data (in each case whether in written or electronic format) in the actual possession or control of Services Provider or its Affiliates primarily relating to the ownership or operation of the Oil and Gas Properties and the Midstream Assets, including all title records, title opinions, customer lists, supplier lists, well logs, well tests, maps, engineering data and reports, health, environmental and safety information and records, Third Party licenses, accounting and financial records, operational records, production and processing records, division order, lease, land and right-of-way files, accounting files, severance and production tax records, and contract files (including originals of all applicable contracts, all files regarding the applicable contracts); provided, however, “Records” shall not include (i) Services Provider’s or its Affiliates’ general corporate books and records, even if containing references to the Oil and Gas Properties or the Midstream Assets, (ii) books, records

(including seismic data) and files that cannot be disclosed under the terms of any Third Party agreement (and Services Provider’s requested consent to make disclosure has not been obtained) or are not transferable without payment of fees or penalties (except as may be agreed in writing to be paid by Services Recipient), or cannot be disclosed under applicable law, (iii) information entitled to legal privilege, including attorney work product and attorney-client communications (excluding title opinions), (iv) all internal e-mails on Services Provider’s and its Affiliates’ servers and networks, (v) all economic projections and (vi) all employee files.
(hh)	“Seller” is defined in Recital C.

(ii)	“Services Fee” means the quarterly overhead amount incurred by Services Provider in connection with performing the Management Services which in no event shall exceed $500,000 annually.

(jj)	“Services Provider” is defined in the first paragraph of this Agreement.

(kk)	“Services Provider Default” is defined in Section 0.

(ll)	“Services Provider Group” is defined in Section (i).

(mm)	“Services Recipient” is defined in the first paragraph of this Agreement.

(nn)	“Services Recipient Credit Facility” means that certain Credit Agreement by and among A-I LLC, as Borrower, A-II LLC, as Co-Borrower, and Munich Re Reserve Risk Financing, Inc., as Lender, dated as of the date hereof, as it may be amended, amended and restated, supplemented or otherwise modified from time to time.

(oo)	“Services Recipient Group” is defined in Section (i).

(pp)	“Services Standard” is defined in Section (a).

(qq)	“Sold” means with respect to all of A-I LLC’s Hydrocarbon production from the Oil and Gas Properties, the volumes of Hydrocarbons sold for the account of A-I LLC at the applicable points of sale in accordance with the terms of the Hydrocarbon Purchase Agreements.

(rr)	“Successor Services Provider” is defined in Section (a).

(ss)	“Term” means the period beginning on the Effective Date and ending on the earlier of (i) the expiration of the initial term and (ii) the date on which this Agreement is terminated pursuant to Section 0.

(tt)	“Third Party” means any Person other than a Party or an Affiliate of a Party.

(uu)	“TSA” is defined in Recital C.

(vv)	“Uncommitted Volumes” means all Hydrocarbons produced, saved, and sold under the Hydrocarbon Purchase Agreements that are not Physically Hedged Volumes.

(ww)	“Upstream Assignment” means that certain Assignment and Bill of Sale (Oil and Gas Leases) between W&T Offshore, Inc. and W&T Energy VI, LLC, as Assignor, and A-I, LLC, as Assignee, dated as of the date hereof.

(xx)	“WASP” means the weighted average sales price, on a monthly basis, received for selling the Hydrocarbons pursuant to Section (b), prior to deducting any costs and expenses as provided for herein.

1.2 Management Services.

(a)	The Services Recipient hereby retains and authorizes the Services Provider to perform the Management Services effective as of the Effective Date. The Services Provider hereby accepts such retention and authorization, and agrees to perform the Management Services in accordance with the terms and conditions of this Agreement, provided that the Services Recipient is timely discharging its payment obligations hereunder. For the avoidance of doubt, any functions, responsibilities, activities, or tasks that are not specifically described on Exhibit B or in this Section 0, but are reasonably required or necessary for the proper performance and delivery of the general management, administrative, and operating activities associated with the Management Services, and are a necessary or inherent part of the Management Services, shall be deemed to be implied by and included within the scope of the Management Services to the same extent and in the same manner as if specifically described on Exhibit B or in this Section 0.

(b)	In performing its duties and obligations hereunder, the Services Provider shall exercise the same degree of skill, care, and diligence that Services Provider and its Affiliates exercise with their oil and gas properties and consistent with applicable laws, leases and material contracts, (in each case) in all material respects consistent with reasonably prudent oil and gas industry standards, in a good and workmanlike manner, subject to the specific requirements of this Agreement (all of the foregoing, the “Services Standard”).

(c)	Indemnity

(i)	THE SERVICES PROVIDER AGREES TO INDEMNIFY, DEFEND AND HOLD HARMLESS THE SERVICES RECIPIENT, ITS AFFILIATES, AND ITS AND THEIR OFFICERS, DIRECTORS, EMPLOYEES, SHAREHOLDERS, MEMBERS, MANAGERS, PARTNERS, REPRESENTATIVES, AND AGENTS (“SERVICES RECIPIENT GROUP”) FROM AND AGAINST ANY AND ALL CLAIMS, DEMANDS, SUITS, CAUSES OF ACTION, DAMAGES, LOSSES, COSTS, EXPENSES (INCLUDING REASONABLE ATTORNEY FEES AND COURT COSTS), FINES, PENALTIES, OR

LIABILITIES (“DAMAGES”) THAT ARISE OUT OF, OR RELATE TO THIS AGREEMENT WITH RESPECT TO (X) PERSONAL INJURY OR DEATH OF ANY MEMBER OF THE SERVICES PROVIDER GROUP, AND (Y) PROPERTY DAMAGE OF ANY MEMBER OF THE SERVICES PROVIDER GROUP, IN EACH CASE, EXCEPT TO THE EXTENT SUCH DAMAGES ARE CAUSED BY THE GROSS NEGLIGENCE, WILLFUL MISCONDUCT OR FRAUD OF ANY MEMBER OF THE SERVICES RECIPIENT GROUP.

(ii)	THE SERVICES RECIPIENT AGREES TO INDEMNIFY, DEFEND AND HOLD HARMLESS THE SERVICES PROVIDER, ITS AFFILIATES, AND ITS AND THEIR OFFICERS, DIRECTORS, EMPLOYEES, SHAREHOLDERS, MEMBERS, MANAGERS, PARTNERS, REPRESENTATIVES, AND AGENTS (“SERVICES PROVIDER GROUP”) FROM AND AGAINST ANY AND ALL DAMAGES THAT ARISE OUT OF, OR RELATE TO THIS AGREEMENT WITH RESPECT TO (X) PERSONAL INJURY OR DEATH OF ANY MEMBER OF THE SERVICES RECIPIENT GROUP, AND (Y) PROPERTY DAMAGE OF ANY MEMBER OF THE SERVICES RECIPIENT GROUP, IN EACH CASE, EXCEPT TO THE EXTENT SUCH DAMAGES ARE CAUSED BY THE GROSS NEGLIGENCE, WILLFUL MISCONDUCT OR FRAUD OF ANY MEMBER OF THE SERVICES PROVIDER GROUP.

(iii)	Notwithstanding any other provision of this Agreement to the contrary, neither Party shall be liable to the other Party for any consequential, indirect, incidental, special, exemplary, punitive or similar damages of any kind (including lost profits and business interruption) arising out of or in connection with this Agreement (which amounts shall not include any amounts due to the Services Provider by the Services Recipient under this Agreement), except to the extent of any such damages suffered by Third Parties which are expressly covered by the indemnification obligations set forth in this Agreement.

(iv)	In calculating any amount to be paid by an indemnifying Party by reason of the provisions of this Agreement, the amount shall be reduced by any insurance proceeds actually received from insurance policies carried pursuant to this Agreement. The indemnified Party shall use commercially reasonable efforts to mitigate any and all Damages arising out of any claim for indemnity hereunder.

(d)	THE DEFENSE, INDEMNIFICATION AND HOLD HARMLESS PROVISIONS PROVIDED FOR IN THIS AGREEMENT SHALL BE APPLICABLE WHETHER OR NOT THE LIABILITIES, LOSSES, COSTS, EXPENSES AND DAMAGES IN QUESTION AROSE OR RESULTED SOLELY OR IN PART FROM THE SOLE, ACTIVE, PASSIVE, CONCURRENT OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OR VIOLATION OF

LAW OF OR BY ANY INDEMNIFIED PERSON HEREUNDER. THE SERVICES PROVIDER AND THE SERVICES RECIPIENT ACKNOWLEDGE THAT THIS STATEMENT COMPLIES WITH THE EXPRESS NEGLIGENCE RULE AND IS “CONSPICUOUS” FOR PURPOSES OF ANY APPLICABLE LAW.

(e)	The Services Provider will not create, assume, or grant, directly or indirectly, any Lien (other than any Liens permitted by Section 6.2 of the Services Recipient Credit Facility, but subject to the limitations of Section 5.7 of the Services Recipient Credit Facility) upon or with respect to any Oil and Gas Property or Midstream Assets.

(f)	The Services Provider will (i) (A) maintain the validity and good standing of its corporate status and (B) with respect to (I) all wells included in the Oil and Gas Properties, or (II) the Midstream Assets, as applicable, of which Services Provider or its Affiliates is the operator of record as of the Effective Date, will remain or will cause one of its Affiliates to remain the operator of record of such wells under the rules and regulations of the State Oil and Gas Board of Alabama, the U.S. Bureau of Ocean Energy Management, the Bureau of Safety and Environmental Enforcement, and other Governmental Authorities having jurisdiction thereover, (ii) with respect to (X) all wells included in the Oil and Gas Properties, or (Y) the Midstream Assets, as applicable, of which Services Provider or its Affiliates is the operator of record as of the Effective Date, obtain, maintain, and comply in all material respects with all permits or other authorizations required to be obtained and maintained by or complied with by the operator of those Oil and Gas Properties, or such Midstream Assets, as applicable, including all bonding and escrow requirements as set out by the appropriate regulatory agencies or bonding companies and (iii) with respect to all wells included in the Oil and Gas Properties of which Services Provider or its Affiliates is not the operator of record as of the Effective Date, shall enforce its rights under any unit operating or joint operating agreements in a commercially reasonable manner.

1.3 [Intentionally Omitted].

1.4 General.

(a)	Independent Contractor.
(i)	The Services Provider and shall remain at all times an independent contractor with respect to the Services Recipient. Except as expressly authorized in writing by the Services Recipient, under no circumstances shall the Services Provider be deemed to be a partner, joint-venturer, employee, agent, or representative of the Services Recipient, and nothing in this Agreement is intended to or shall be construed to create the relationship of employer-employee or any other relationship or status (including any fiduciary relationship) other than that of an independent contractor. During the Term, neither the Services Recipient nor any of its Affiliates shall provide, and the other employees of the Services Provider or its Affiliates shall not be eligible for or entitled to participate in or to receive benefits under, any employee benefit plans maintained or sponsored by the Services Recipient or any of its Affiliates including vacation, sick leave, retirement or pension benefits, health, welfare, social security, disability or employment benefits, or other employee benefits of any kind or nature whatsoever. The Services Recipient will not make any deductions for withholding or the like for or on account of the other employees of the Services Provider from any of the payments required to be made by the Services Recipient under this Agreement to the Services Provider. For the avoidance of doubt, this Agreement shall not create, or result in the formation of any joint venture, partnership or other type of association, whether for local, state or federal tax purposes or otherwise or an arrangement subjecting the Parties to joint and several or vicarious liability. The Services Provider’s or its Affiliates’ status or relationship to the Services Recipient or its Affiliates shall not affect the Services Provider’s status as an independent contractor hereunder, impose a higher standard of care than established herein, or create any duty, obligation, or liability for the Services Provider to perform, act, or assume responsibilities other than those specified in this Agreement.

(ii)	The Services Provider and the employees of the Services Provider and its Affiliates are authorized to rely upon the directions, communications and instructions of the Designated Representative of the Services Recipient without further inquiry, and neither the Services Provider, its Affiliates nor any of their respective employees shall have any liability to the Services Recipient or any Third Parties in so relying.

(iii)	Neither the Services Provider nor any of its Affiliates shall have any right, capacity, or authority to execute any documents or agreements on behalf of the Services Recipient, or otherwise bind the Services Recipient in any manner whatsoever, except (A) to the extent contemplated herein, (B) through any applicable joint operating or unit operating agreement on the Services Recipient’s behalf in the ordinary course of business covering any Oil and Gas Property or Midstream Assets, as applicable, (C) in the ordinary course as may be required under the Production Handling Agreement or (D) as otherwise approved in writing, or otherwise authorized (in each case) by the Designated Representative of the Services Recipient.

(b)	The Services Provider shall give the Services Recipient and its designees reasonable access during Services Provider’s normal business hours (upon reasonable advance written notice), and in a manner reasonably designed to minimize interference with the business of the Services Provider or its Affiliates if possible, to the Records and other statements, invoices, billings, and data relating to the Oil and Gas Properties and the Midstream Assets in the Services Provider’s actual possession or control. In the event this Agreement is terminated, the Services

Provider shall provide the Services Recipient with all such Records in electronic or original format.

(c)	Audits.
(i)

The Services Recipient, upon 30 days’ prior written notice to the Services Provider, subject to the confidentiality provisions of Section 0, shall have the right, at its sole cost, risk and expense, during reasonable business hours of the Services Provider, and in a manner reasonably designed to minimize interference with the business of the Services Provider or its Affiliates if possible, to perform an audit of the Services Provider’s accounts and records related to the Oil and Gas Properties and the Midstream Assets for the limited purpose of verifying the Services Provider’s compliance with the terms of this Agreement, including the accuracy of reported production and sales volumes of Hydrocarbons accruing to A-I LLC’s interest in the Oil and Gas Properties, the accuracy of the calculation of LOE and Midstream Expenditures and the volumes gathered and processed pursuant to the Hydrocarbon Gathering and Processing Agreements, including the Production Handling Agreement. The scope of any audit shall be limited to the 24-month period immediately prior to the month in which the notice requesting an audit was given.

(ii)

At the conclusion of an audit, the Parties shall endeavor to settle outstanding matters expeditiously. To this end, the Services Provider will make a reasonable effort to prepare and distribute a written report to the Services Recipient as soon as reasonably practicable, and in any event, within 90 days after conclusion of such audit. The report shall include responses to all claims arising from such audit and reasonable back-up information supporting such responses. The Services Provider shall promptly (X) adjust its records and books to reflect all adjustments resulting from an audit agreed to between the Parties and (Y) issue a credit or charge to the Services Recipient, if applicable.  If any dispute shall arise in connection with an audit which the Parties are unable to resolve within 30 days of good faith negotiations, then such dispute shall be resolved pursuant to Section 0.

1.5 Insurance.  The Services Provider, on behalf of the Services Recipient, shall procure, maintain and renew with respect to the Oil and Gas Properties and the Midstream Assets insurance (a) as required by applicable laws, rules, and regulations and contracts (to the extent not maintained pursuant to the relevant joint operating agreements applicable to such Oil and Gas Property), consistent with the Services Standard, expressly including any applicable governmental requirements for bonding, and (b) as required pursuant to the terms of the Services Recipient Credit Facility.  With respect to any policy, the Services Provider shall maintain coverage and policy limits in accordance with the requirements under the Services Recipient Credit Facility, which shall include an endorsement naming the Services Recipient as named insured and its Lender as additional insured and loss payee as required pursuant to the Services Recipient Credit Facility.

1.6Settlement of Claims and Lawsuits.  The Services Provider shall promptly notify the Services Recipient of any material claims or suits that arise out of or relate in any way to the Oil and Gas Properties, the Midstream Assets or the Management Services of which the Services

Provider receives written notice.  The Services Provider shall, if requested in writing by the Services Recipient (and only if the Services Recipient is timely discharging its payment obligations hereunder), represent the Services Recipient and defend or oppose each such claim or suit.

1.7Monthly Reports and Other Requested Information.

(a)	In accordance with the terms of the Services Recipient Credit Facility, the Services Provider will deliver to the Services Recipient monthly a Monthly Operating Report.

(b)	The Services Provider will also:
(i)	provide to Services Recipient the WASP utilized in performing the calculations set forth in Section (b) in respect of the production month applicable to the sales volumes described in the Monthly Operating Report;

(ii)	provide to Services Recipient a Deferred Production Report, substantially in the form of Exhibit C;

(iii)	upon written request, provide to Services Recipient backup copies of invoices or other advices of payment in respect of the items set forth in the reports provided in accordance with Section 0;

(iv)	promptly notify and deliver to Services Recipient copies of any material reports, correspondence and other documents in its possession, custody or control regarding compliance with or potential liability under environmental laws related to the Oil and Gas Properties or the Midstream Assets;

(v)	report to the Services Recipient as soon as reasonably practicable, details of (A) fatalities, recordable injuries under the Occupational Safety and Health Act and oil spills greater than 10 barrels occurring with respect to operations related to any Oil and Gas Property or Midstream Asset, and also provide copies of any material written notices received from Governmental Authorities or Third Parties with respect to such fatalities, injuries and incidents and (B) material action taken or proposed in writing to be taken, in each case, by any Governmental Authority with respect to any Oil and Gas Property or Midstream Asset; and

(vi)	promptly notify the Services Recipient in writing of any (A) notice of material violation or non-compliance of any applicable law or regulation received by the Services Provider from any Governmental Authority related to any Oil and Gas Property or Midstream Asset or (B) any other Third Party notice, demand, claim or suit related to any Oil and Gas Property or Midstream Asset, and for which the Services Provider receives written notice that exceeds (or is or would be reasonably expected to exceed) $3,000,000, including notices, demands, claims or suits of co-owners of the Oil and Gas Properties or the Midstream Assets (as

applicable) or lessors under the oil and gas leases or oil, gas and mineral leases included in the Oil and Gas Properties or notices, demands, claims or suits by any Third Party questioning, contesting or otherwise materially adversely affecting the Services Recipient’s title to any Oil and Gas Property or Midstream Assets, and upon reasonable written request of the Services Recipient, from time to time the Services Provider shall further provide, in a timely manner, current information regarding the progress and status of any such notices, demands, claims or suits.

1.8Notice of Services Provider Default.  Promptly following becoming aware of the existence of any condition or event which constitutes a Services Provider Default or which, with notice and lapse of time, would be reasonably expected to become a Services Provider Default, the Services Provider will provide the Services Recipient with a written notice describing the nature and period of existence of such condition or event and what action the Services Provider is taking or proposes to take with respect thereto.

ARTICLE II
PAYMENTS; SALE OF HYDROCARBONS

2.1LOE Payments.  The Services Provider will pay or caused to be paid directly from Services Recipient’s Operating Account all actual day-to-day lease operating expenses and direct costs for all wells included in the Oil and Gas Properties as and when due, including Land Costs (which are subject to the payment procedures in Section 0) (collectively, “LOE”) (including Capital Expenditures attributable to A-I LLC’s participating interest share that arise with respect to the following):

(a)	unanticipated maintenance and repairs of facilities and equipment required for the provision of the Management Services;

(b)	all Decommissioning costs;

(c)	all production, severance and ad valorem taxes and fees attributable to the Oil and Gas Properties for the relevant production month, commencing with the Effective Date month;

(d)	Third party fees and costs of Hydrocarbon transportation, processing, treating and marketing under the Production Handling Agreement, and other such costs prior to the point of sale (including any and all charges due to Handler (as defined in the Production Handling Agreement) under the Production Handing Agreement), with respect to Hydrocarbons attributable to the Oil and Gas Properties;

(e)	Third party fees and costs of Hydrocarbon sales (including Physically Hedged Volumes and Uncommitted Volumes); and

(f)	the premiums and other costs incurred in connection with the insurance requirements prescribed by Section 0 or applicable insurance mandated under applicable law or contract.

2.2Midstream Expenditure Payments.  The Services Provider will pay or caused to be paid directly from Services Recipient’s Operating Account all actual day-to-day operating expenses and Capital Expenditures incurred with respect to the ownership and operation of the Midstream Assets as and when due (collectively, “Midstream Expenditures”) (including Capital Expenditures attributable to A-II LLC’s participating interest share that arise with respect to the following):

(a)	unanticipated maintenance and repairs of facilities and equipment required for the provision of the Management Services;

(b)	all Decommissioning costs;

(c)	all ad valorem taxes and fees attributable to the Midstream Assets for the relevant month, commencing with the Effective Date month;

(d)	Third party fees and costs incurred with respect to Hydrocarbon transportation, processing, treating and marketing, and other such costs prior to the point of sale under the Production Handing Agreement), with respect to Hydrocarbons processed and handled on the Midstream Assets, and any other operating expenses of A-II LLC in connection with the operation of the Midstream Assets, to the extent not covered by the charges due by Producer (as defined in the Production Handling Agreement) to Handler (as defined in the Production Handling Agreement) pursuant to the Production Handling Agreement; and

(e)	the premiums and other costs incurred in connection with the insurance requirements prescribed by Section 0 or applicable insurance mandated under applicable law or contract.

2.3Billings and Payments; Set-Off.

(a)	Services Provider shall pay or cause to be paid all (i) LOE when due from Services Recipient’s Operating Account and (ii) Midstream Expenditures when due from Services Recipient’s Operating Account.

(b)	Under no circumstances may the Services Provider set-off any amount that the Services Recipient fails to pay (or causes to be paid) under this Agreement against any amounts payable or allocable to, or funds held by the Services Provider for the benefit of, the Services Recipient in respect of the Oil and Gas Properties or the Midstream Assets.

(c)	On a daily basis, the Services Provider shall cause (i) to be Sold A-I LLC’s Hydrocarbon production and (ii) to be transported and processed all Hydrocarbons delivered to A-II LLC’s Midstream Assets and redelivered at the delivery point(s) in compliance with the Hydrocarbon Gathering and Processing Agreements between A-II LLC and the applicable producers or shippers. Services Provider shall direct (1) the purchasers of A-I LLC’s Hydrocarbons and (2) the producers and shippers shipping Hydrocarbons on A-II LLC’s Midstream Assets (in each case) to pay all amounts due under the respective Hydrocarbon Purchase Agreements and Hydrocarbon Gathering and Processing Agreements directly to the Services Recipient’s Operating Account.

(d)	In accordance with the terms of the Production Handling Agreement, the Services Provider shall cause the collection of all fees and charges due thereunder by A-I LLC to A-II LLC with such fees and expenses to be paid directly to the Services Recipient’s Operating Account. On a daily basis, the Services Provider shall direct any other Third Parties paying amounts due with respect to the Hydrocarbon Gathering and Processing Agreements directly to the Services Recipient’s Operating Account.

(e)	On the last Business Day of each calendar quarter (commencing June 30, but prorated for such initial calendar quarter ending after the Effective Date), the Services Provider will cause the Services Fee owed for such quarter to the Services Provider to be deposited from Services Recipient’s Control Account into an account owned and controlled by Services Provider, as directed in writing by Services Provider.

(f)	The Services Provider, at its election, may require the Services Recipient to deposit funds into Services Recipient’s Operating Account in accordance with the following procedure. On or before the 10th day of any calendar month, the Services Provider may submit to the Designated Representative of the Services Recipient a good faith written estimate of LOE and Midstream Expenditures (“AFE”), together with reasonable supporting documentation, of the amounts chargeable to the Services Recipient for any costs and/or expenses the Services Provider is required to undertake or incur pursuant to the authority granted in Section 0 and Section 0, and as required by the applicable operating agreements governing the Oil and Gas Properties for the succeeding calendar month and any contracts governing the Midstream Assets, up to a cap of $1,000,000, and, on the last Business Day of such calendar month, if there are insufficient funds in Services Recipient’s Operating Account to fulfill all of the charges set forth in the applicable AFE delivered in such month, the Services Provider will cause, to the extent available in Services Recipient’s Control Account, the amount of such AFE to be deposited into Services Recipient’s Operating Account, where such advances shall be kept until disbursed by the Services Provider pursuant to the terms of this Agreement. The Services Provider shall, following the payment of actual costs for any such AFE amounts during an applicable calendar month, true-up the amount of such advances with the Services Recipient in the revenue and expense settlement for the succeeding calendar month.

2.4Land Costs.  With respect to all actual Land Costs that are then due and owing, at the times when such Land Costs are then due and owing, Services Provider shall (a) debit from Services Recipient’s Operating Account into Services Recipient’s Royalty Account such amounts as may be required to pay such Land Costs and (b) then pay or cause to be paid directly from Services Recipient’s Royalty Account such Land Costs.

ARTICLE III
FORCE MAJEURE

3.1Suspension of Performance.  If a Party is rendered unable by reason of a Force Majeure Event to perform any of its obligations under this Agreement, other than the Parties’ payment and indemnification obligations hereunder (which shall not be suspended by any Force Majeure Event), then such Party’s obligations shall be suspended to the extent affected by such Force Majeure Event.

3.2Force Majeure Events. “Force Majeure Event” means any cause or event not reasonably within the control of the Party whose performance is sought to be excused thereby, including the following causes and events (to the extent such causes and events are not reasonably within the control of the Party claiming excuse): (a) acts of God, landslides, lightning, earthquakes; fires; storms or storm warnings, such as hurricanes, which result in evacuation of the affected area; floods; loop currents; washouts; explosions, sabotage or breakage, accident, or necessity of repairs to machinery or equipment or lines of pipe, plants or equipment resulting directly from any of the foregoing events; epidemics or pandemics (including the COVID-19 virus); (b) weather related events affecting an entire geographic region, such as low temperatures which cause freezing or failure of wells, processing and handling facilities or lines of pipe; (c) interruption and/or curtailment of transportation by downstream transporters or services providers due to the occurrence of a Force Majeure Event; (d) acts of others such as strikes, lockouts or other industrial disturbances, riots, sabotage, insurrections, wars, terrorism or acts of the public enemy; and (e) governmental actions and other actions necessary for compliance with any court order, law, statute, ordinance, regulation or policy having the effect of law.

3.3Strikes; Lockouts. The settlement of strikes or lockouts shall be entirely within the discretion of the Party having the difficulty, and any obligation hereunder to remedy a Force Majeure Event shall not require the settlement of strikes or lockouts by acceding to the demands of the opposing Party when such course is inadvisable in the sole discretion of the Party having the difficulty.

3.4Response to Force Majeure Events. In the event a Party is unable to perform its obligations hereunder due to a Force Majeure Event, that Party shall advise the other Party within a reasonable amount of time after the occurrence of the existence of such Force Majeure Event, followed by a written notice to the other Party of the existence of such Force Majeure Event with reasonable full particulars and the Party’s proposed cure for and remedy with respect to the Force Majeure Event as soon as reasonably practicable thereafter. The Party affected by a Force Majeure Event shall use commercially reasonable efforts to remedy and mitigate the effects of the Force Majeure Event with all reasonable diligence and dispatch.

3.5Emergencies. The Services Provider shall give the Services Recipient reasonable advance written notice of its intention to suspend its performance hereunder, except in cases of emergency where such notice is impracticable.

ARTICLE IV
TERM; TERMINATION

4.1Term.

(a)	This Agreement will commence on the Effective Date and, subject to the termination provisions of Section 0, shall continue in effect for an initial Term ending on the earlier of the date that (i) the Services Recipient Credit Facility is terminated and all indebtedness and obligations thereunder (other than indemnification obligations in respect of which no claim has been made) have been paid and satisfied in full or (ii) the Secured Parties have exercised any of their rights pursuant to Section 7.2 of the Services Recipient Credit Facility and have realized upon any of the Collateral. At the expiration of the initial Term, this Agreement shall automatically terminate.

(b)	The Services Provider may resign from its obligations and duties as Services Provider hereunder at any time following ninety (90) days prior written notice to the Designated Representative of the Services Recipient; provided, however, that if such resignation occurs other than in connection with a termination of this Agreement pursuant to 0, such resignation shall constitute an Event of Default under the Services Recipient Credit Facility, subject to the terms, conditions and rights to cure therein.

(c)	The obligations of the Parties set forth in Sections 0, (b), 0, 0, 0, 0, 0, 0, (a), (b), 0 and 0 and 0, as well as any defined terms necessary to give meaning to such Articles and Sections, will survive the expiration or termination of this Agreement.

4.2Services Provider Default.  The existence of any of the following events and conditions shall constitute a “Services Provider Default” hereunder:

(a)	failure on the part of the Services Provider to remit any payment or deposit any amount required hereunder within three Business Days of the time period so required; provided, however, that such three-Business Day cure period shall not be applicable if, at any time, the Services Provider shall fail to remit any payment or deposit any amount hereunder three times in any rolling 12-calendar month period;

(b)	failure on the part of the Services Provider to perform any material covenant or obligation in accordance with the Services Standard, other than as otherwise specifically provided for in 0 or this Section 0, set forth in this Agreement, which failure continues for a period of 30 days after the date on which written notice thereof requiring the same to be remedied shall have been delivered to the Services Provider by the Services Recipient;

(c)	a Credit Event shall occur;

(d)	W&T Offshore, Inc., a Texas corporation, ceases to be the Services Provider hereunder, and is not replaced by another Person acceptable to Lender in Lender’s reasonable discretion; or

(e)	the Services Provider shall breach Section 0 or Section 0.

4.3Termination.

(a)	Automatic Termination. Upon Payment in Full and the termination of the Services Recipient Credit Facility this Agreement shall automatically terminate. Upon any Secured Party’s exercise of the rights pursuant to Section 7.2 of the Services Recipient Credit Facility, all of the rights and obligations of the Services Provider under this Agreement shall cease as of the effective date that the Administrative Agent or Lender realizes upon any of the Collateral and this Agreement shall automatically terminate in accordance with Section (a).

(b)	Cross Default; Successor Services Provider. If a Services Provider Default shall have occurred and be continuing, such Services Provider Default shall be deemed to be an Event of Default under the Services Recipient Credit Facility, subject to the terms, conditions and rights to cure therein. If any Services Provider Default shall have occurred and be continuing, the Services Recipient may terminate this Agreement. On a termination of this Agreement, all of the rights and obligations of the Services Provider under this Agreement shall cease as of the effective date of termination, subject to any transition obligations in accordance with this 0. On a termination of this Agreement, the Services Provider shall also execute and deliver a recordable release of any contractual or statutory oilfield, operator’s, mechanic’s and materialmen’s liens held by Services Provider or any of its Affiliates. Upon such a termination of this Agreement, a successor Management Services provider shall be appointed (a “Successor Services Provider”).

(c)	Turnover and Delivery of Records. Upon any termination of this Agreement pursuant to Section (a)(ii) and receipt of a written request by the Services Recipient, the Services Provider shall immediately deliver to the Services Recipient any funds in the possession or control of the Services Provider that were, or were required to be, in the Operating Account or Control Account, and the Services Provider shall account for all such funds to the Services Recipient, and shall deliver possession of the Oil and Gas Properties or the Midstream Assets, as applicable, and all Records to Services Recipient or the Successor Services Provider, as directed by the Services Recipient.

4.4[Intentionally Omitted].

4.5Services Provider to Cooperate.  The Services Provider agrees to reasonably assist the Successor Services Provider in effecting the termination and transfer of the responsibilities of the Services Provider hereunder and the transfer thereof to the Successor Services Provider, including the preparation, execution and delivery of the Records, and other such documents and instruments as may reasonably be required, and the transfer to the Successor Services Provider for administration by it of all cash amounts which shall at the time be held by the Services Provider or thereafter received with respect to the Oil and Gas Properties or the Midstream Assets in the manner and at such reasonable times as the Successor Services Provider shall reasonably request and do any other reasonable acts or things necessary to effect the purposes of termination and transfer, including, if requested by the Services Recipient, promptly notifying lessors of the termination of management of the Oil and Gas Properties and the Midstream Assets by the Services Provider, subject, in each case, to the Services Provider’s right to receive the Service Fee in connection for the provision of such transition services in addition to the Management Services.

At the mutual written agreement of the Services Provider and the Services Recipient, and subject to the continued payment of an agreeable fee set forth in such agreement, the Services Provider may continue to perform its obligations hereunder until such time as a Successor Services Provider has been appointed for a period not to exceed 90 days.

ARTICLE V
NOTICES

5.1Addresses for Notice.  Unless otherwise specifically provided, any notice or other communication required or permitted hereunder shall be in writing and shall be delivered by hand, by bonded overnight courier or reputable overnight delivery service, by certified or registered mail, postage prepaid and return receipt requested, or by email (provided that confirmation of receipt of such email is requested and received, which confirmation shall be provided promptly following receipt).  Notices sent by certified or registered mail, or courier or overnight delivery service, shall be deemed provided upon delivery as evidenced by the receipt of delivery.  Notices delivered personally shall be deemed given upon delivery.  Notices sent by email shall be deemed to have been provided upon the sending Party’s receipt of a non-automated response from the recipient Party.  If any notice or communication is deemed given or provided on a day that is not a Business Day, or is deemed given or provided after five p.m. local time on a Business Day, than such notice or communication shall be deemed to have been provided on the next Business Day.  If a date specified in this Agreement for giving any notice or taking any action is not a Business Day (or if the period during which any notice is required to be given or any action taken expires on a date which is not a Business Day), then the date for giving such notice or taking such action (and the expiration date of such period during which notice is required to be given or action taken) shall be the next Day which is a Business Day.  Notices to the Parties shall be delivered at the addresses set forth below:

If to A-I LLC, to:

Aquasition LLC

5718 Westheimer Road, Suite 700

Houston, Texas 77057
Attn.: Shahid Ghauri

E-mail: [Redacted]

With a copy (which shall not constitute notice) to:

Latham & Watkins LLP

811 Main Street, Suite 3700

Houston, Texas 77002
Attn.: David Miller, Jeff Munoz
E-mail: [Redacted]

with an additional copy to:

Munich Re Reserve Risk Financing, Inc.

c/o Munich Re Trading LLC

1790 Hughes Landing Blvd., Suite 275

The Woodlands, Texas 77380

Attention: Justin Moers

Fax: 832-592-0053

Email:  [Redacted]

If to A-II LLC, to:

Aquasition II LLC

5718 Westheimer Road, Suite 700

Houston, Texas 77057
Attn.: Shahid Ghauri

E-mail: [Redacted]

With a copy (which shall not constitute notice) to:

Latham & Watkins LLP

811 Main Street, Suite 3700

Houston, Texas 77002
Attn.: David Miller, Jeff Munoz
E-mail: [Redacted]

with an additional copy to:

Munich Re Reserve Risk Financing, Inc.

c/o Munich Re Trading LLC

1790 Hughes Landing Blvd., Suite 275

The Woodlands, Texas 77380

Attention: Justin Moers

Fax: 832-592-0053

Email:  [Redacted]

If to the Services Provider, to:

W&T Offshore, Inc.

5718 Westheimer Road, Suite 700

Houston, Texas 77057
Attn.: Shahid Ghauri

E-mail: [Redacted]

With a copy (which shall not constitute notice) to:

Latham & Watkins LLP

811 Main Street, Suite 3700

Houston, Texas 77002
Attn.: David Miller, Jeff Munoz
E-mail: [Redacted]

Either Party may change the address to which any notices or other communications required under this Agreement are to be addressed by giving written notice to the other Party in any of the methods provided in this Section 0. Such change in address shall be effective upon receipt of the applicable notice, pursuant to the terms of this Section 0.

ARTICLE VI
MISCELLANEOUS

6.1Assignment.

(a)	Neither Party may assign, pledge or otherwise transfer, directly or indirectly, its rights or obligations, in whole or in part, under this Agreement except to an Affiliate, without the prior written consent of the other Party (which consent may be granted or withheld in the sole discretion of such other Party); provided, however, that each of the Services Recipient and the Services Provider may assign without such consent a security interest in its rights under this Agreement (i) in the case of the Services Recipient, to Lender and (ii) in the case of the Services Provider, to one or more lenders of the Services Provider. In each such case of a collateral assignment, the non-assigning Party shall (X) provide reasonable cooperation and assistance to permit perfection of any such security, including by way of acknowledgment of any assignment and (Y) at the request of the assigning Party, without further consideration, promptly execute and deliver, or cause to be executed and delivered, such consents to collateral assignment as may be required to effect such collateral assignment in connection with any such financing.

(b)	Subject to the limitations on assignment contained in this Section 0, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.

(c)	Any assignment made in contravention of this Section 0 shall be null and void ab initio.

6.2Entire Agreement.  This Agreement embodies and constitutes the entire agreement, and supersedes any prior agreements and understandings (whether written or oral), in each case, between the Parties with respect to the Management Services and the subject matter hereof.  This Agreement may be amended or otherwise modified only by a document in writing signed by all Parties and expressly identified as such an amendment or modification.  No representation, promise, understanding, condition or warranty not set forth herein has been made or relied upon by any Party in entering into this Agreement.

6.3Governing Law; Venue; Waiver of Jury Trial.  This Agreement and the legal relations between the Parties shall be governed by and construed and interpreted in accordance with the laws of the State of Texas, excluding any conflicts of law rule or principle that might refer to the laws of another jurisdiction. Each Party irrevocably consents to personal jurisdiction in any federal or state court sitting in Houston, Texas in any action, suit or proceeding arising out of or in connection with this Agreement, and each Party waives any objection that such Party may now or hereafter have to the laying of venue of any such action, suit or proceeding in such courts and any objection that such courts are an inconvenient forum or do not have jurisdiction over such Party. THE PARTIES HEREBY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING IN ANY MATTER WHATSOEVER ARISING OUT OF OR IN RELATION TO OR IN CONNECTION WITH THIS AGREEMENT.

6.4Headings; Captions.  The Article and Section headings and captions in this Agreement are for convenience only, shall not give meaning to any of the terms of this Agreement and shall not otherwise affect the construction of this Agreement.

6.5References.  All references to Sections, Articles and Exhibits shall be considered references to Sections and Articles of, and Exhibits to, this Agreement unless otherwise expressly indicated.

6.6Counterparts.  This Agreement may be executed in any number of counterparts, and by the Parties in separate counterparts, each of which shall be an original but all of which together shall be considered one and the same instrument; provided, however, that no Party shall be bound by this Agreement unless and until all Parties have executed and delivered a counterpart.  A copy of a signed counterpart transmitted by facsimile or electronically in portable document format (pdf) or similar format shall be valid for all purposes as a manually signed original counterpart.

6.7Waivers; Rights Cumulative.  Any provision of this Agreement may be waived if, but only if, such waiver is in writing and is signed by the Party against whom the waiver is to be effective.  No course of dealing on the part of the Services Recipient or the Services Provider, or their respective officers, directors, employees, agents or representatives shall operate as a waiver thereof or affect in any way the right of such Person at a later time to enforce the performance of such provision.  No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  No waiver by the Services Recipient or the Services Provider of any condition or any breach of any term, covenant, representation or warranty contained in this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or of any breach of any other term, covenant, representation or warranty.  The rights and remedies herein provided shall be cumulative and are not exclusive of any rights or remedies provided by law.

6.8Severability.  If any provision hereof is or becomes illegal, invalid or unenforceable under applicable law or public policy, such provision shall be fully severable with respect to such law or public policy; this Agreement shall be construed and enforced in such jurisdiction as if such provision had never comprised a part hereof; the remaining provisions hereof shall remain in full force and effect and shall not be affected by such provision or by its severance herefrom; and all of the provisions hereof shall remain in full force and effect and shall not be affected by the severance of such provision so long as the economic or legal substance of the transactions contemplated hereby is not affected in any adverse manner to the Services Recipient or the Services Provider.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

6.9Third Party Beneficiaries.  The Parties agree that Lender is an express Third Party creditor beneficiary in respect of the Services Provider’s obligations and the Services Recipient’s rights hereunder.  Except as set forth in the preceding sentence, nothing in this Agreement shall create or be deemed to create any Third Party beneficiary rights in any Person that is not a Party and the respective successors and permitted assigns of a Party, or the Parties’ respective related indemnified Persons hereunder, or any other any rights, remedies, obligations or liabilities under or by reason of this Agreement; provided that only a Party and its respective successors and permitted assigns will have the right to enforce the provisions of this Agreement on its own behalf or on behalf of any of its related indemnified Persons (but shall not be obligated to do so).

6.10Compliance with Section 409A of Code. This Agreement is intended to comply with the provisions of section 409A of the Code, and shall be interpreted and construed accordingly. Each payment and benefit hereunder shall constitute a “separately identified” amount within the meaning of Treasury regulation §1.409A-2(b)(2).  The Services Recipient and the Services Provider shall cooperate to amend the Agreement at any time to satisfy any requirements of section 409A of the Code or guidance provided by the U.S. Treasury Department to the extent applicable to the Agreement.

6.11Confidentiality.

(a)	Each Party agrees that all non-public information received from, or otherwise relating to, the other Party or any Third Party who has entrusted any Party with confidential information with the expectation that such information will be kept strictly confidential, shall be kept strictly confidential and will not be (i) disclosed or otherwise released to any other Person without the other Party’s prior written consent or (ii) used for anything other than as necessary and appropriate in carrying a Party’s obligations hereunder. Notwithstanding the preceding sentence, the restrictions set forth herein do not apply to, and either Party may make without the other Party’s prior written consent, any disclosures: (W) to Lender under the Services Recipient Credit Facility; (X) to the extent required by applicable laws, rules or regulations of any Governmental Authority or securities or commodities exchange rules; (Y) in response to any summons or subpoena or discovery or similar request or compulsory process, or order or ruling by or before any court, arbitrator or Governmental Authority or pursuant to a request by a regulatory authority having jurisdiction over the business of the disclosing Party; and (Z) to a Third Party in connection with a proposed sale or other transfer of a Party’s interest in this Agreement or assets subject to this Agreement (including the Oil and Gas Properties and the Midstream Assets) provided such Third Party agrees in writing to be bound by confidentiality requirements at least as restrictive as those set forth in this Agreement; provided, however, that with respect to any disclosure pursuant to clause (X) or (Y) the disclosing party shall use commercially reasonable efforts to notify the other Party in advance of such disclosure so as to permit the other Party to seek a protective order or otherwise contest such disclosure and/or waive the disclosing Party’s obligations to comply with the provisions of this Section 0, and such disclosing Party shall use commercially reasonable efforts to cooperate, at the expense of the other Party, with the other Party in pursuing such protective order or similar relief.

(b)	If a Party intends to issue or make statements or announcements to the general public concerning confidential information or this Agreement, the Party desiring to make such press release or announcement to the general public shall provide the other Party with a copy of the proposed press release or announcement to the general public at least two Business Days prior to the intended release date of such press release or announcement to the general public. The other Party shall then consult in good faith with the Party desiring to make the release or announcement, and the Parties shall exercise their reasonable efforts to (i) agree upon the text of a joint press release or announcement to the general public to be made by both such Parties or (ii) in the case of a press release or announcement to the general public to be made solely by one Party, obtain approval of the other Party to the text of a press release or announcement to the general public, with such approval not to be unreasonably withheld, conditioned or delayed.

6.12Joint Preparation; Costs.  This Agreement will be deemed and considered for all purposes as prepared through the joint effort of the Parties and will not be construed against one Party or the other as a result of the preparation, submittal or other event of negotiation, drafting or execution of this Agreement.  Except as otherwise specifically provided herein, all fees, costs and expenses incurred by the Services Provider or the Services Recipient in negotiating this Agreement or in consummating the transactions contemplated by this Agreement shall be paid by the Person incurring the same, including legal and accounting fees, costs and expenses.

6.13Interpretation.  Terms defined in a given number, tense or form shall have the corresponding meaning when used in this Agreement with initial capitals in another number, tense or form.  The meaning assigned to each term defined in this Agreement shall be equally applicable to both the singular and the plural forms of such term and vice versa, and words denoting any gender shall include all genders as the context requires.  Where a word or phrase is defined in this Agreement, each of its other grammatical forms shall have a corresponding meaning.  Each accounting term not expressly defined in this Agreement will have the meaning given to it under U.S. generally accepted accounting principles, consistently applied.  All references to “$” or “dollars” shall be deemed references to United States dollars.  The terms such as “hereof,” “herein,” “hereto,” “hereinafter” and other terms of like import are not limited in applicability to the specific provision within which such references are set forth but instead refer to this Agreement taken as a whole.  The words “include,” “includes,” and “including” when used in this Agreement shall be deemed to be followed by the words “without limitation,” and unless otherwise specified shall not be deemed limited by the specific enumeration of items, but shall be deemed without limitation.  The term “or” is not exclusive.  A reference to any Party to this Agreement or any other agreement or document shall include such Party’s successors and permitted assigns.  References to any agreement, contract or applicable law are to that agreement, contract or applicable law as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof.  References to any applicable law also includes applicable environmental laws and any rules and regulations promulgated under such applicable law.  Time is of the essence in the performance of any provisions of this Agreement that specify a time for performance; provided, however, that the foregoing shall not be construed to limit or deprive a Party of the benefits of any grace or cure period expressly set forth in this Agreement.

6.14Conflicts.  If any of the terms of this Agreement conflict with the terms of the TSA, then the terms of the TSA shall control only in respect of such conflict and only until the termination of the TSA (in each case) except to the extent expressly provided to the contrary in the TSA.

[Signature pages follow.]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

AQUASITION LLC, as A-I LLC

By:/s/ Shahid Ghauri

Name:	Shahid Ghauri
Its:	Vice President, General Counsel and Corporate Secretary

AQUASITION II LLC, as A-II LLC

By:/s/ Shahid Ghauri

Name:	Shahid Ghauri
Its:	Vice President, General Counsel and Corporate Secretary

W&T OFFSHORE, INC., as Services Provider

By:/s/ Shahid Ghauri

Name:	Shahid Ghauri
Its:	Vice President, General Counsel and Corporate Secretary

Signature Page to Management Services Agreement

EXHIBIT B

MANAGEMENT SERVICES

The services required to be provided by the Services Provider under this Agreement (such required services, the “Management Services”) will include, in addition to the services expressly provided for in the body of this Agreement, the following services provided to the Services Recipient in connection with the Oil and Gas Properties and the Midstream Assets:

●	accounting and financial reporting services;
●	administration of Services Recipient’s Operating Account and Control Account bank accounts;
●	cash management and other treasury administration services (including with the Services Recipient’s written consent, and to the extent permitted or required by the Services Recipient Credit Facility, commodity hedging services);
●	reporting and compliance services associated with the Services Recipient Credit Facility;
●	payables administration and payment services;
●	human resources, information technology and other support services;
●	insurance, bonding and surety services;
●	tax administration services, including preparation and filing of federal, state and local tax returns;
●	services to assist in managing and resolution of disputes;
●	miscellaneous limited liability company/corporation and administrative services;
●	oversight of maintenance of tangible equipment and materials;
●	administration and oversight of Hydrocarbons production, gathering, transportation,
●	processing, treating and marketing, if any, prior to the point of sale to a Third Party;
●	preparation of the reports provided for in Section 0; and
●	services relating to the development, operation, maintenance and repair of the Oil and Gas Properties and the Midstream Assets, including (1) land management, (2) regulatory compliance and reporting, (3) technical services, reservoir management and environmental and (4) performance of the Services Recipient’s obligations under joint operating agreements with Third Parties and exercise of its rights thereunder.

Exhibit B to Management Services Agreement